News Release

Contacts:

Alex Ko EVP & Chief Financial Officer 213-427-6560 alex.ko@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com

HOPE BANCORP DECLARES QUARTERLY CASH DIVIDEND OF $0.14 PER SHARE

LOS ANGELES - January 22, 2019 - Hope Bancorp, Inc. (NASDAQ: HOPE) today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per common share. The dividend is payable on or about February 15, 2019 to all stockholders of record as of the close of business on February 1, 2019.

Investor Conference Call

The Company previously announced that it will host an investor conference call on Wednesday, January 23, 2019 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for its fourth quarter and full year ended December 31, 2018. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international) and asking for the “Hope Bancorp Call.” A presentation to accompany the earnings call will be available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website. After the live webcast, a replay will remain available in the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through January 30, 2019, replay access code 10127445.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $15.3 billion in total assets as of December 31, 2018. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 63 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com.

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